Exhibit 99.1

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TERRA
                                                           Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756


            TERRA, METHANEX FINALIZE METHANOL DISTRIBUTION AGREEMENT


Sioux City, Iowa (Dec. 15, 2003)--Terra Industries Inc. (NYSE symbol: TRA) announces it has sold its sales contracts and rights to the full output of its Beaumont, Texas, methanol plant for the next five years to Methanex. Under the terms of the agreement, Terra receives lump-sum payment of $25 million and will share in a percentage of cash gross profits generated from Beaumont methanol sales.


Terra's Beaumont facility has an annual capacity of 225 million gallons. That facility also has an ammonia loop, with an annual capacity of 255,000 tons. Terra retains the rights to the output of the ammonia loop, which can operate only in conjunction with the methanol plant.


"We're pleased to enter into this mutually beneficial agreement with Methanex," says Terra President and CEO Michael L. Bennett. "It enables Terra to focus on our strengths of plant operations and nitrogen products marketing, and limits our exposure to possible adverse methanol market conditions."


Terra Industries Inc., with 2002 revenues of $1 billion, is a leading international producer of nitrogen products and methanol.


This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.'s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.'s most recent report on Form 10-K and Terra Industries Inc.'s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.


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Note:   Terra Industries' news announcements are also available on its web site,
        www.terraindustries.com.